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                                                             Exhibit 99(a)(5)(D)



[GRAPHIC OMITTED]
SIRSI
THE LEADER IN LIBRARY TECHNOLOGY


FOR IMMEDIATE RELEASE
---------------------

SIRSI CORPORATION
Contact:     Vicki Smith
Tel. No.:    (256) 704-7000
Email:       vickis@sirsi.com


              SIRSI AFFILIATE COMMENCES CASH TENDER OFFER TO ACQUIRE
                            DATA RESEARCH ASSOCIATES

      HUNTSVILLE, ALA., JULY 25, 2001 - SIRSI HOLDINGS CORP. (SIRSI), a privately held company, today commenced its previously announced tender offer through its indirect wholly owned acquisition subsidiary to acquire all of the outstanding shares of DATA RESEARCH ASSOCIATES, INC. (NASDAQ: DRAI) for $11.00 per share, net to the seller in cash, without interest. The offer will expire at 12:00 midnight, New York City time, on Tuesday, August 21, 2001, unless extended.

      The tender offer and merger are subject to customary conditions, including the tender of at least 75% of the outstanding shares of DRA on a fully diluted basis. No filing under the Hart Scott-Rodino Antitrust Improvements Act is required to consummate the contemplated transaction. The transaction was unanimously approved by the boards of directors of each company.

      If the acquisition subsidiary acquires at least 75% of the outstanding shares of DRA on a fully diluted basis, the acquisition subsidiary will be merged with and into DRA, and any shares not purchased in the tender offer will be converted into the right to receive $11.00 per share in cash (other than shares held in the treasury of DRAI and other than shares held by shareholders who have demanded payment of the fair value of their shares under applicable Missouri law and, as of the effective time of merger, have neither effectively withdrawn nor lost the right to such demand). If the conditions to the merger are satisfied, DRA, as the surviving corporation, will become an indirect wholly owned subsidiary of SIRSI.

      As previously announced, the merger agreement entered into among SIRSI, its acquisition subsidiary and DRA on May 16, 2001 provided that the tender offer would not commence until the arrangements for financing had been finalized. Funding for the tender offer and the merger are expected to be provided pursuant to financing commitments from a banking institution for a $45 million credit facility (including approximately $10.7 million to be used to refinance SIRSI's existing indebtedness), a capital contribution from SIRSI of approximately

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$6.9 million and approximately $18.2 million in cash of DRA expected to be on hand at the expiration of the offer.

                                     *******

      A Tender Offer Statement on Schedule TO has been filed by SIRSI and its acquisition subsidiary and a Solicitation/Recommendation Statement on Schedule 14D-9 has been filed by DRA with the Securities and Exchange Commission (SEC). You are urged to read the Tender Offer Statement and any other relevant documents filed with the SEC. The Tender Offer Statement, the Solicitation/Recommendation Statement and other documents filed with the SEC contain important information that you should consider before making any decision regarding the tender offer and related transactions. You may obtain a free copy of the Tender Offer Statement and other documents filed with the SEC at the SEC's web site at www.sec.gov. The Tender Offer Statement and other documents filed with the SEC by SIRSI will be available free of charge from SIRSI by directing a request to SIRSI Corporation, 101 Washington Street, Huntsville AL 35801-4827. In addition, the Solicitation/Recommendation Statement and other documents filed with the SEC by DRA may be obtained free of charge from DRA by directing a request to Data Research Associates, Inc., 1276 North Warson Road, P.O. Box 8495, St. Louis, MO 63132-1806.

                                     *******

      This news release contains forward-looking statements and involves known and unknown risks, uncertainties, and other factors. Actual events, circumstances, effects, and results may be materially different from results, performance or achievements expressed or implied by these forward-looking statements. Consequently, the forward-looking statements contained herein should not be regarded as representations by SIRSI or DRA or any other person that the projected outcomes can or will be achieved, including statements about future business operations. Such forward-looking statements involve risks and uncertainties inherent in business forecasts. There can be no assurance that future results will be achieved, and actual results could differ materially from forecasts and estimates. Important factors that could cause actual results to differ materially are included in DRA's periodic reports filed with the SEC.

                                     *******

EDITORS: FOR INFORMATION ON SIRSI, VISIT ITS RESPECTIVE WEB SITE - WWW.SIRSI.COM. FOR ADDITIONAL INFORMATION ON THIS RELEASE, VISIT SIRSI'S PRESS EXTRANET AT WWW.SIRSI.COM/PRESS.